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                                                                    EXHIBIT 99.1

                        SAFE HARBOR COMPLIANCE STATEMENT
                         FOR FORWARD-LOOKING STATEMENTS

         In passing the Private Securities Litigation Reform Act of 1995, or the Reform Act, Congress encouraged public companies to make "forward-looking statements" by creating a safe harbor to protect companies from securities law liability in connection with these statements. We intend to qualify both our written and oral forward-looking statements for protection under the Reform Act and any other similar safe harbor provisions.

         "Forward-looking statements" are defined by the Reform Act. Generally, forward-looking statements include expressed expectations of future events and the assumptions on which these expectations are based. All forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and they are subject to numerous known and unknown risks and uncertainties that could cause actual events or results to differ materially from those projected. Due to those uncertainties and risks, the investment community is urged not to place undue reliance on our written or oral forward-looking statements. We do not undertake any obligation to update or revise this Safe Harbor Compliance Statement for Forward-Looking Statements to reflect future developments. In addition, we do not undertake any obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. This Statement supersedes the Safe Harbor Statement filed as Exhibit 99.1 to our Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

         We provide the following risk factor disclosure in connection with our continuing effort to qualify our written and oral forward-looking statements for the safe harbor protection of the Reform Act and any other similar safe harbor provisions. Important factors currently known to our management that could cause actual results to differ materially from those in forward-looking statements include the disclosures contained in the Annual Report on Form 10-K to which this statement is appended as an exhibit and also include the following:

OUR OPERATING RESULTS COULD FLUCTUATE, CAUSING OUR STOCK PRICE TO FALL.

         Although we have been able to grow our revenue and operating income (before special charges) in the past, we cannot assure that we will be able to continue to grow our revenue and operating income at historical levels or that fluctuations in revenue or operating income growth will not occur in future periods. The following factors could impact the future rate of growth in revenue or operating income:

         - the management time and effort currently anticipated in connection with the integration of recently acquired businesses and the implementation of enterprise resource planning systems;
         - the discontinuance of historical or acquired lines of business or products and a slow down in the rate of growth of AS/400 EDI sales; and
         - our success in developing electronic commerce products and services acceptable to the market.

         In addition, if our quarterly revenue or operating results fall below the expectations of investors or public market analysts, the price of our common stock could fall substantially. Our quarterly operating results have in the past and may in the future vary or decrease significantly depending on factors over which we have limited or no control, such as:

         -        revenue from software sales;
         -        the timing of new product and service announcements;
         -        changes in pricing policies by us and our competitors;
         - market acceptance of new and enhanced versions of our products;
         -        conversion of customers to Year 2000 ready solutions;
         -        the size and timing of significant orders;
         -        changes in operating expenses, strategy or personnel;
         -        government regulation;




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         -        the introduction of alternative technologies; and
         -        the effect of acquisitions.

         We are currently upgrading our enterprise resource planning systems. Our management believes that the successful installation and implementation of these systems are prerequisites to our success. Any significant delay in the installation or failure in the implementation of one or more of these systems could have a material adverse effect on our business and financial results. We have experienced losses in the past, and at September 30, 1998, we had an accumulated deficit of approximately $81.8 million. We operate with virtually no software product order backlog because our software products typically are shipped shortly after orders are received. As a result, revenues in any quarter are substantially dependent on the quantity of purchases of services requested and product orders received in that quarter. Quarterly revenues also are difficult to forecast because the market for electronic commerce is rapidly evolving, and our revenues in any period may be significantly affected by the announcements and product offerings of our competitors as well as alternative technologies. Our IVAS product is more complex and expensive compared to our other electronic commerce and Internet products introduced to date, and will generally involve significant investment decisions by prospective customers. Accordingly, we expect that in selling our IVAS product, we will encounter risks typical of companies that rely on large dollar purchase decisions, including the reluctance of purchasers to commit to major investments in new products and protracted sales cycles, both of which add to the difficulty of predicting future revenues and may result in quarterly fluctuations. Our expense levels are based, in part, on our expectations as to future revenues. If revenue levels are below expectations, we may be unable or unwilling to reduce expenses proportionately and operating results are likely to be adversely affected. As a result, we believe that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied upon as indications of future performance. Due to all of the foregoing factors, it is likely that in some future quarter or quarters our operating results will be below the expectations of public market analysts and investors.

IF WE CANNOT INTEGRATE ACQUIRED COMPANIES WITH OUR BUSINESS, OUR PROFITABILITY MAY BE ADVERSELY AFFECTED.

         We have completed a number of acquisitions in the past two fiscal years and may complete additional acquisitions of complementary businesses in the future. Our most recent acquisitions include the Materials Management Division of MACTEC, Inc.; EDIWorks! L.L.C.; Premenos Technology Corp., or Premenos; Atlas Products International, Limited and its affiliate; Acquion, Inc., or Acquion; SupplyTech, Inc. and its affiliated entities, or SupplyTech; and the minority interests of Harbinger NET Services, LLC, or HNS. Our completed acquisitions present a number of risks and challenges, including:

         - the integration of the software products of the acquired companies into our current suite of products;
         - the integration of the sales forces of acquired companies into our existing sales operations;
         -        the coordination of customer support services;
         - the conversion of acquired companies into a uniform infrastructure;
         - the integration of international operations of acquired companies with our international affiliates; and
         - the diversion of our management's attention from other business concerns.

         We cannot assure that we can successfully assimilate our operations and integrate our software products with recently-acquired operations, software products and technologies or that we will be successful in repositioning our products on a timely basis to achieve market acceptance. Any adverse developments associated with our integration efforts could have a material adverse effect on our business and financial results.

         We cannot ensure that we will be able to continue to identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or successfully integrate any acquired business into our operations. Operational and software integration problems may arise if we undertake future acquisitions of complementary products, technologies or businesses. Future acquisitions may also result in:

         -        potentially dilutive issuances of equity securities;
         -        the incurrence of additional debt;
         - the write-off of in-process product development and capitalized product costs;



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         -        integration costs; and
         - the amortization of expenses related to goodwill and other intangible assets.

         Future acquisitions may involve numerous additional risks, including difficulties in the assimilation of the operations, products and personnel of the acquired company, differing company cultures, the diversion of management's attention from other business concerns, risks of entering markets in which we have little or no direct prior experience and the potential loss of key employees of the acquired company. The occurrence of any of these risks could materially affect our business and financial results. Although we have cash resources of approximately $75 million at March 26, 1999, to the extent we desire to finance a future acquisition, we cannot assure that we will be able to secure financing for such a transaction on reasonable terms or at all. See "We must successfully manage our growth."


WE MAY NOT BE ABLE TO COMPETE SUCCESSFULLY AGAINST OTHER COMPANIES.

         The electronic commerce, network services and products businesses are intensely competitive, and we have many competitors with substantially greater financial, marketing, personnel and technological resources than we have. We may not be able to compete successfully against current and future competitors, and competitive pressures faced by us could hurt our business and financial results. Other companies offer products and services that may be considered by customers to be acceptable alternatives to our products and services. Certain companies also operate private computer networks for transacting business with their trading partners, and we expect other companies to offer products and services competitive with our Templar, Express and IVAS products and services. We expect that other companies may develop and implement similar computer-to-computer networks, some of which may be "public" networks such as ours and others may be "private," providing services only to a specific group of trading partners, thereby reducing our ability to increase sales of our network services. In addition, several companies offer PC-based, midrange NT and UNIX, and mainframe and Internet computer software products which compete with our software products. Advanced operating systems and applications software from Microsoft and other vendors also may offer electronic commerce functions that limit our ability to sell our software products.

         We believe that the continuing acceptance of electronic commerce will attract new competitors, including software applications, operating systems and systems integration companies that may bundle electronic commerce solutions with their offerings, and alternative technologies that may be more sophisticated and cost effective than our products and services. Competitive companies may offer certain electronic commerce products or services, such as communications software, network transactional services or consulting, at no charge or a deeply discounted charge, in order to obtain the sale of other products or services. Since our agreements with our network subscribers generally are terminable upon 30 days' notice, we do not have the contractual right to prevent our customers from changing to a competing network. See "We must continue to advance our technology and comply with industry requirements to remain competitive."

         Companies that currently offer products and/or services that compete with various of our products and services include, among others, IBM, Inc., AT&T, Computer Associates International, Inc., EDS, General Electric Information Systems, QRS, Inc., Sterling Commerce, Inc., Aspect Development, Inc., TSI International, Inc., Ariba Technologies, Inc. and a joint venture between British Telecommunications Plc and MCI Communications Corporation; as well as the internal programming staffs of various businesses engaging in electronic commerce.

THERE ARE MANY RISKS ASSOCIATED WITH THE EMERGENCE OF ELECTRONIC COMMERCE OVER THE INTERNET.

         The Internet provides an alternative means of providing electronic commerce to business trading partners. The market for Internet software and services is both emerging and highly competitive, ranging from small companies with limited resources to large companies with substantially greater financial, technical and marketing resources than ours. In addition to our Internet-related products and services, several of our existing competitors have introduced their own Internet electronic commerce products and services. Moreover, new competitors, which may include telephone companies and media companies, are likely to increase the provision of business-to-business data transmission services using the Internet. We cannot assure that the Internet will become an accepted method of



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electronic commerce. We cannot assure that Templar end user software and IVAS products, which enable electronic commerce over the Internet, will be accepted in the Internet market or will be competitive with other products based on evolving technologies. If the Internet becomes an accepted method of electronic commerce, we could lose network customers from our VAN, which would reduce recurring revenue from network services and have a material adverse effect on our business and financial condition. Even if customers choose our Internet solutions, the revenue gained from the sale of these solutions may not offset the loss of revenue from the sale of our traditional EDI solutions.

         The use of our Internet electronic commerce products and services will depend in large part upon the continued development of the infrastructure for providing Internet access and services. Use of the Internet for business-to-business electronic commerce services raises numerous issues that greatly impact the development of this market. These issues include reliability, data security and data integrity, timely transmission, and pricing of products and services. Because global commerce and online exchange of information on the Internet is new and evolving, it is difficult to predict with any assurance whether the Internet will prove to be a viable commercial marketplace. The Internet has experienced, and is expected to continue to experience, substantial growth in the number of users and the amount of traffic. We cannot assure that the Internet will continue to be able to support the demands placed on it by this continued growth. In addition, the Internet could lose its viability due to delays in the adoption of new standards and protocols to handle increased levels of Internet activity, or due to increased governmental regulation or the imposition of fees or taxes for its use. We cannot assure that the infrastructure or complementary services necessary to make the Internet a viable commercial marketplace will be developed, or, if developed, that the Internet will become a viable commercial marketplace for products and services such as those offered by us. If the necessary infrastructure or complementary services or facilities are not developed, or if the Internet does not become a viable commercial marketplace, our business and financial results will be materially adversely affected.

WE MUST SUCCESSFULLY MANAGE OUR GROWTH.

         We have recently experienced significant growth in revenue, operations and personnel as we have made strategic acquisitions, added subscribers to our Value Added Network, or VAN, and Internet Value Added Server, or IVAS, and increased the number of licensees of our software products. This growth could continue to place a significant strain on our management and operations, including our sales, marketing, customer support, research and development, finance and administrative operations. Achieving and maintaining profitability during a period of expansion will depend, among other things, on our ability to successfully expand our products, services and markets and to manage our operations and acquisitions effectively. Difficulties in managing growth, including difficulties in obtaining and retaining talented management and product development personnel, especially following an acquisition, could have a material adverse effect on our business and financial results.

         We recognize revenues for software license fees upon shipment, net of estimated returns. Customers using our PC products are permitted to return products after delivery for a specified period, generally 30 days. We generally have experienced returns of approximately 10% to 20% of the PC product license fees, and we record revenues after a deduction for estimated returns. Any material increase in our return experience could have an adverse effect on our business and financial results.

WE HAVE EXPERIENCED CHARGES THAT RESULTED IN NET LOSSES FOR THE FIRST AND THIRD QUARTERS OF 1998.

         In the first and third quarters of 1998, we reported approximately $13.0 million in integration related charges and $14.0 million in integration and restructuring related charges, respectively. As a result of these charges, we reported a net loss for each of the first and third quarters of 1998 and have reported a net loss for the year ended December 31, 1998. Certain of the costs and expenses incurred in connection with these integration activities and reflected in such charges included internal expense allocations that may recur in the future and may result in an increase in some expense categories in our results of operations in future periods.



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WE MUST CONTINUE TO ADVANCE OUR TECHNOLOGY AND COMPLY WITH INDUSTRY REQUIREMENTS
TO REMAIN COMPETITIVE.

         The electronic commerce industry is characterized by rapid technological change, frequent new product and service introductions and evolving industry standards. Our future success will depend in significant part on our ability to anticipate industry standards, to continue to apply advances in electronic commerce product and service technologies, to enhance existing products and services, and to introduce and acquire new products and services on a timely basis to keep pace with technological developments. We cannot assure that we will be successful in timely developing, acquiring or marketing new or enhanced products or services that respond to technological change and evolving industry standards, and that meet the requirements of the marketplace and achieve market acceptance. In the past, we have experienced delays in the commencement of commercial shipments of new products and enhancements, resulting in delays or losses of product revenues. These delays or failure in the introduction of new or enhanced products or services, or the failure of such products or services to achieve market acceptance, could have a material adverse effect our business and financial results.

THERE ARE MANY RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS.

         We believe that our continued growth and profitability will require expansion of our international operations through our international subsidiaries, in the United Kingdom, The Netherlands, Germany, Italy, France and Mexico. This expansion will require financial resources and significant management attention. Our ability to successfully expand our business internationally will also depend upon our ability to attract and retain both talented and qualified managerial, technical and sales personnel and electronic commerce services customers outside the United States and our ability to continue to effectively manage our domestic operations while focusing on international expansion. Certain of our international subsidiaries have experienced operating losses in their recent histories and some have experienced significant operating losses in their recent histories. Any inability of our international subsidiaries to penetrate international markets in a timely and profitable manner could have a material adverse affect on our business and financial results.

         During 1998, our growth in revenue has been adversely affected by management issues associated with our European operations and general softness in demand in the European markets. Moreover, our ability to successfully implement our international strategy may require installation and operation of a value-added network and implementation of our IVAS software in additional countries, as well as additional improvements to our infrastructure and management information systems, including our international customer support systems. In addition, we cannot assure that we will be able to maintain or increase international market demand for our products or services.

         International operations are subject to certain inherent risks, including unexpected changes in regulatory requirements and tariffs, longer payment cycles, increased difficulties in collecting accounts receivable and potentially adverse tax consequences. To the extent international sales are denominated in foreign currencies, gains and losses on the conversion to U.S. dollars of revenues, operating expenses, accounts receivable and accounts payable arising from international operations may contribute to fluctuations in our results of operations. We have not entered into any hedging or other arrangements for the purpose of guarding against the risk of currency fluctuation. In addition, sales in Europe and certain other parts of the world typically are adversely affected in the third calendar quarter of each year because many customers reduce their business activities in the summer months.

THE INABILITY TO ATTRACT AND MAINTAIN MANAGEMENT AND OTHER PERSONNEL MAY ADVERSELY AFFECT US.

         Our success is largely dependent upon our executive officers and key sales and technical personnel, the loss of one or more of whom could have a material adverse effect on our business and financial results. Our future success will depend in large part upon our ability to attract and retain talented and qualified personnel. In particular, we believe that it will be important for us to hire experienced product development and sales personnel. Competition in the recruitment of highly-qualified personnel in the computer software and electronic commerce industries is intense. Our inability of to locate and retain such personnel may have a material adverse effect on our business and financial results. We cannot assure that we can retain our key employees or that we can attract



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qualified personnel in the future. We currently carry key-person life insurance policies on the lives of Messrs. Howle and Travers.

YEAR 2000 AND EURO CONVERSION RISKS MAY ADVERSELY AFFECT US.

         It is possible that our currently-installed computer systems, software products or other business systems, or those of our customers, vendors or resellers, working either alone or in conjunction with other software or systems, will not accept input of, store, manipulate and output dates for the years 2000 and thereafter without error or interruptions. The latest versions of our products released or to be released are believed to be Year 2000 ready, but we are still in the process of confirming this. We are also in the process of determining the extent to which our earlier software products as implemented in our installed customer base are Year 2000 ready, as well as the impact of any non-readiness on us and our customers.

         We currently anticipate that any problems resulting from non-ready products will be addressed through a combination of product modifications as part of planned product enhancements and migration of customers to functionally similar products that are Year 2000 ready. Additional efforts are being made to modify or replace other non-ready software, systems and equipment used by us internally, including third party software, before the end of 1999. Further, we are aware of the risk that third parties, including vendors and our customers, will not adequately address the Year 2000 problem and the resultant potential adverse impact on our business and financial results. However, we cannot assure that we will identify all such year 2000 problems in our computer systems or those of our vendors in advance of their occurrence or that we will be able to successfully remedy any problems that are discovered.

         We believe that the majority of the compliance effort will be absorbed with the product and internal systems enhancements planned for 1998 or 1999, and thus that the Year 2000 problem will not have a material adverse impact on our business or financial results, although we can make no assurance to that effect. Regardless of whether our products are Year 2000 ready, we cannot assure that customers will not assert Year 2000 related claims against us. We believe that the purchasing patterns of customers and potential customers will be affected by Year 2000 issues in a variety of ways. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by us. Potential customers may also choose to defer purchasing Year 2000 ready products until they believe it is absolutely necessary, thus resulting in potentially stalled market sales within the industry. Conversely, Year 2000 issues may cause other companies to accelerate purchases, thereby causing an increase in short-term demand and a consequent decrease in long-term demand for software products. Additionally, Year 2000 issues could cause a significant number of companies, including current customers, to reevaluate their current software needs, and as a result switch to other systems or suppliers. In addition, our failure to identify and remedy Year 2000 problems could put us at a competitive disadvantage relative to companies that have corrected such problems. Any of the foregoing, or combination thereof, could result in a material adverse effect on our business and financial results.

         Effective January 1, 1999, eleven of the 15 member countries of the European Union adopted a single European currency, the euro, as their common legal currency. Like many companies that operate in Europe, various aspects of our business will be affected by the conversion to the euro. We are currently finalizing our evaluation of the effect of the conversion on our products and systems. The failure to adequately address the euro conversion issues could affect our ability to offer software and services in the affected countries, as well as our ability to operate internal systems. While we believe that we can successfully remediate all related issues, we cannot assure that we will do so in a timely manner. The failure to do so could have a material adverse effect on our business and financial results.

WE ARE DEPENDENT UPON OUR ALLIANCE PARTNERS.

         We have various agreements with alliance partners for the distribution and marketing of certain of our software products. These alliance partners pay us royalties representing a percentage of fees generated from the sale of software licensed from us. For the year ended December 31, 1996, revenues from one of these alliance partners



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were approximately $5.7 million, which equaled the contractual minimum royalty during 1996. There is no minimum royalty obligation after 1996, and we have experienced and believe that revenues from this alliance partner will decline in the future.

WE MAY BE CONFRONTED WITH DEFECTS IN OUR SOFTWARE.

         Software products as complex as those offered by us may contain undetected errors or failures when first introduced or when new versions are released. If software errors are discovered after introduction, we could experience delays or lost revenues during the period required to correct these errors. We cannot assure that, despite testing by us and by current and potential customers, errors will not be found in new products or releases after commencement of commercial shipments. These errors could result in loss of or delay in market acceptance, additional and unexpected expenses to fund further product development or to add programming personnel to complete a development project, and loss of revenue because of the inability to sell the new product on a timely basis, any one or more of which could have a material adverse effect on our business and financial results.

WE ARE DEPENDENT ON OUR DATA CENTERS, WHICH COULD BE DESTROYED OR DAMAGED.

         Our network service operations are dependent upon the ability to protect computer equipment and the information stored in our data centers against damage that may be caused by fire, power loss, telecommunication or Internet failures, unauthorized intrusion, computer viruses and disabling devices and other similar events. Notwithstanding precautions we have taken, we cannot assure that a fire or other natural disaster, including national, regional or local telecommunications outages, would not result in a prolonged outage of our network services. In the event of a disaster, and depending on the nature of the disaster, it may take from several minutes to several days before our off-site computer system can become operational for all of our customers, and use of the alternative off-site computer would result in substantial additional cost to us. In the event that an outage of our network extends for more than several hours, we will experience a reduction in revenues by reason of such outage. In the event that such outage extends for one or more days, we could potentially lose many of our customers, which would have a material adverse effect on our business and financial results.

WE ARE DEPENDENT ON CERTAIN LICENSE ARRANGEMENTS WITH THIRD PARTIES.

         We rely on certain technology that we license from third parties and other products that are integrated with internally developed software and used in our products to perform key functions or to add important features. We cannot assure that we will be successful in negotiating third-party technology licenses on suitable terms or that such licenses will not be terminated in the future. Moreover, any delay or product problems experienced by such third party suppliers could result in delays in introduction of our products and services until equivalent technology, if available, is identified, licensed and integrated, which could have a material adverse effect on our business and financial results.

OUR FAILURE TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS MAY ADVERSELY AFFECT
US.

         We rely primarily on a combination of copyright, patent and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We seek to protect our software, documentation and other written materials principally under trade secret and copyright laws, which afford only limited protection. We presently have one patent for an electronic document interchange test facility and a patent application pending for an EDI communication system. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. We cannot assure that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology. In distributing many of our products, we rely primarily on "shrink wrap" licenses and increasingly on "click wrap" licenses that are not signed by licensees and, therefore, may be unenforceable under the laws of certain jurisdictions. In addition, we have licensed our products to users and distributors in other countries, and the laws of some foreign countries do not protect our proprietary rights to as great an extent as the laws of the United States. We do not believe that any of our products infringe the proprietary rights of third parties. We cannot assure, however, that third parties will not claim infringement by us



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with respect to current or future products, and we have agreed to indemnify many of our customers for the full cost of such claims. We expect that software product developers will increasingly be subject to infringement claims as the number of products and competitors in electronic commerce grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit could be time-consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements and indemnify our customers against resulting liability, if any. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all, which could have a material adverse effect on our business and financial results.

WE MAY BE SUBJECT TO CHANGING GOVERNMENTAL REGULATIONS.

         Our network services are transmitted to our customers over dedicated and public telephone lines. These lines are governed by Federal and state regulations establishing the rates, terms and conditions for their use. Changes in the legislative and regulatory environment relating to on-line services, EDI or the Internet access industry, including regulatory or legislative changes which directly or indirectly affect telecommunication costs, restrict content or increase the likelihood of competition from regional telephone companies or others, could have a material adverse effect on our business and financial results. The Telecommunications Act of 1996, or the Act, amended the federal telecommunications laws by lifting restrictions on regional telephone companies and others competing with us and imposed certain restrictions regarding obscene and indecent content communicated to minors over the Internet or through interactive computer services. The Act set in motion certain events that will lead to the elimination of restrictions on regional telephone companies providing transport between defined geographic boundaries associated with the provision of their own information services. This will enable regional telephone companies to more readily compete with us by packaging information service offerings with other services and providing them on a wider geographic scale. While provisions of the Act prohibiting the use of a telecommunications device or interactive computer service to send or display indecent material to minors have been held by the U.S. Supreme Court to be unconstitutional, we cannot assure that future legislative or regulatory efforts to limit use of the Internet in a manner harmful to us will not be successful. The Clinton administration has announced an initiative to establish a framework for global electronic commerce. Also, some countries such as Germany have adopted laws regulating aspects of the Internet, and there are a number of bills currently being considered in the United States at the federal and state levels involving encryption and digital signatures, all of which may impact our business. We cannot predict the impact, if any, that the Act and future court opinions, legislation, regulations or regulatory changes in the United States or other countries may have on our business. Our management believes that we are in compliance with all material applicable regulations. Our Templar product incorporates encryption technology that is subject to U.S. export control regulations. Although both products are currently exportable under licenses granted by the Commerce Department, government regulation in this area is subject to frequent change and we cannot assure that these products will remain exportable.

OUR CHARTER AND BYLAWS MAY INHIBIT A TAKEOVER OF OUR BUSINESS.

         Our Board of Directors has authority to issue up to 20,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of the preferred stock without further vote or action by our shareholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. While we have no present intention to issue additional shares of preferred stock, such issuance, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock. In addition, our charter and bylaws contain provisions that may discourage proposals or bids to acquire us. This could limit the price that certain investors might be willing to pay in the future for shares of our common stock. Our charter provides for a classified board of directors with three-year, staggered terms for its members. The classification of the our Board could have the effect of making it more difficult for a third party to acquire control of us.



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